Exhibit 99.1

Pineapple Energy Announces Chief Executive Officer Transition

May 17, 2024, at 4:15 p.m. EST

MINNETONKA, MN, May 17, 2024 /Globe Newswire/ -- Pineapple Energy Inc. (“Pineapple”), a leading provider of sustainable solar energy and backup power to households and small business, today announced that Chief Executive Officer Kyle Udseth has decided to resign his position, effective immediately. Pineapple Board Member and SUNation Energy Founder Scott Maskin will assume the position of Interim Chief Executive Officer. SUNation Energy, a regional solar company based on Long Island, NY was acquired by Pineapple Energy in November 2022. Mr. Maskin, a 23-year veteran of the solar industry, founded SUNation in 2003.

“The solar space is turbulent; however, we remain committed to restoring shareholder value and executing on the Pineapple roadmap. We are fortunate to be able to lean on a proven leadership team and fully support Mr. Maskin to take the helm during this period of transition. I thank Kyle for the work he has done these past four years. I, along with the Board of Directors, wish him well in his next endeavor,” said Chairman Roger Lacey.

Mr. Udseth had served as Pineapple’s CEO since the company’s founding in 2020.

About Pineapple Energy

Pineapple is focused on growing leading local and regional solar, storage, and energy services companies nationwide. Our vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage. Our portfolio of brands (SUNation, Hawaii Energy Connection, E-Gear, Sungevity, and Horizon Solar Power) provide homeowners and small businesses with an end-to-end product offering spanning solar, battery storage, and grid services.

Contacts:

Scott Maskin
Interim Chief Executive Officer
+1 (631) 823-7131
smaskin@sunation.com

Pineapple Investor Relations
+1 (952) 996-1674
IR@pineappleenergy.com